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                                                                Exhibit 99.(g)2

                                  EXHIBIT 1A

                            SUPPLEMENTAL AGREEMENT
                           FOR CUSTODY RELATIONSHIPS

Ladies and Gentlemen:

State Street Bank and Trust Company (the "Bank") and Green Century Funds, on behalf of its series (each a "Fund") are parties to a Custodian Contract (the "Custodian Contract") pursuant to which the Bank serves as custodian of assets of the Fund. The Bank and the Fund are also parties to a Settling Bank Agreement (the "Settling Bank Agreement") pursuant to which the Bank will act as the Fund's settling bank for the purpose of effecting same day funds settlement with the National Securities Clearing Corporation ("NSCC").

This letter agreement sets forth the procedures, terms and conditions under which the Bank will act as settling bank for the Fund pursuant to the Settling Bank Agreement.

As used herein, the term "Account" means a demand deposit account maintained by the Fund with the Bank and used for the purpose of effecting settlements with NSCC; the term "Business Day" means a day that the Bank, the Fund and NSCC are open for business; and the term "Settlement Instruction" means (a) a written instruction which is signed by a person whose name and signature have been provided to the Bank as those of a person authorized by the Fund to give instructions to the Bank under the Custodian Contract, or (b) is an instruction in such other form as may be agreed upon in writing from time to time by the Bank and the Fund, to effect or refuse to effect settlement of the Fund's net debit or credit balance with NSCC, with respect to a particular Business Day.

On each Business Day that the Fund has a net debit or credit balance with NSCC, the Fund, or one or more of the Fund's designated service providers, initially as listed in Schedule 1 attached hereto and which the Fund may change from time to time (each a "Designated Service Provider"), shall transmit a Settlement Instruction to the Bank and instruct the Bank to settle or to refuse to settle such balance with NSCC. On any Business Day that the Fund has no net debit or credit balance with NSCC, the Fund, or its Designated Service Provider, shall so notify the Bank. Upon receipt of a Settlement Instruction to settle on behalf of the Fund, the Bank shall settle the Fund's net balance with NSCC in the manner and at the time specified in the NSCC Rules and Procedures referenced in the Settling Bank Agreement. The Fund, or its Designated Service Provider, shall deliver Settlement Instructions to the Bank by 2:00 p.m. Eastern time, and in the event of a difference between the preliminary and final settlement amounts indicated by NSCC, the Fund, or its Designated Service Provider, shall provide a supplemental Settlement Instruction to the Bank by 3:45 p.m. Eastern time, or in either case, by such other deadline as the Bank may establish from time to time for delivery of such instructions. On any particular Business Day, if the Bank has not received Settlement Instructions by such deadlines or if the Fund instructs the Bank to refuse to settle, the Bank shall refuse to settle the net debit or credit balance of the Fund. After the Bank has received a Settlement Instruction, the Fund, or its Designated Service Provider may not cancel such instruction except that any supplemental instruction, as described above, may supersede a prior instruction.

The Fund shall use its best efforts to assure that the Account contains sufficient funds to meet all of the Fund's money settlement obligations to NSCC by the deadline established by NSCC for transmitting funds to NSCC or by such other deadline as the Bank may from time to time establish. On any Business Day that the Account does not have such sufficient funds by such deadline, the Bank reserves the right to refuse to settle the net debit balance of the Fund.

In the event of any refusal by the Bank to settle for the Fund, the Fund shall be solely responsible to pay to NSCC the amount of its net debit balance, and the Bank shall have no duty or responsibility whatsoever with respect to settlement of such obligation.

On each Business Day that the Fund has a net credit balance with NSCC, the Bank shall upon receipt of net credit payments from NSCC, credit to the Account the amount of the Fund's net credit balance. The Bank shall not be obligated to irrevocably credit the Account until such time as the Bank has been irrevocably paid by NSCC. The Bank shall have no duty or responsibility whatsoever to the Fund if NSCC fails to pay or delays in paying its obligations to the Fund.

The Bank is authorized to debit or credit the Account upon receipt of Settlement Instructions and in the amount specified by NSCC as the Fund's net settlement amount. In the event of a discrepancy between any net settlement amount that the Fund, or its

Designated Service Provider, may communicate to the Bank and the net settlement amount specified by NSCC, the Bank shall settle the Fund's net balance in accordance with the amount specified by NSCC. The Bank has no duty to verify the accuracy of the net settlement amount specified by NSCC.

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The Bank shall have no liability for any loss, liability, claim or expense resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Bank, its officers or employees. The Bank shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever. The Bank shall not be liable for any failure or delay in performance of its obligations hereunder to the extent that such failure or delay is caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Fund shall indemnify and hold the Bank harmless from all loss, cost, damage and expense, including attorneys' fees and expenses, incurred by the Bank resulting from any claim, demand, action or suit in connection with the Bank's acceptance of this letter agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any Settlement Instruction reasonably believed by it to have been duly authorized by the Fund, or its Designated Service Provider, provided that this indemnification shall not apply to actions or omissions of the Bank, its officers or employees in cases of its or their own negligence or willful misconduct. The indemnification contained herein shall survive the termination of this letter agreement.

If the Bank, its affiliates, subsidiaries or agents shall at any time advance cash for the purpose of settling the Fund's obligations to NSCC, or in the event that the Bank shall incur or be assessed any charges in connection with the performance of its services for the Fund hereunder, except such as may arise from the Bank's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund by the Bank in its capacity as custodian for the Fund under the Custodian Contract shall be security therefor and should the Fund fail to repay the Bank promptly the Bank shall be entitled to utilize available cash and to dispose of the Fund's assets to the extent necessary to obtain reimbursement.

This letter agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Neither this letter agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

This letter agreement may be terminated by either party at any time upon written notice to the other party, but such termination shall not be effective until the effective termination of the Settling Bank Agreement. This letter agreement will automatically terminate upon termination of the Settling Bank Agreement. This letter agreement may be amended by mutual written agreement of the parties.

Very truly yours,

State Street Bank and Trust Company

By:     /s/ Stephen DeSalvo
        ------------------------------
Title:  Senior VP
Date:   6/6/08

Accepted and Agreed
Green Century Funds

By:     /s/ Kristina Curtis
        ------------------------------
Title:  President
Date:   6/3/08

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                                  SCHEDULE 1

                                      To

                                  EXHIBIT 1A

                            SUPPLEMENTAL AGREEMENT
                           FOR CUSTODY RELATIONSHIPS

Green Century Funds' Designated Service Providers:

   .   Green Century Capital Management, Inc.

   .   UMB Fund Services, Inc.

   .   Trillium Asset Management Corporation (for the Green Century Balanced
       Fund)

   .   Mellon Equity Associates, LLP (for the Green Century Equity Fund)

   .   Unified Fund Services, Inc.